EXHIBIT 11

COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                           ASSUMING              ASSUMING
                                       PRIMARY DILUTION        FULL DILUTION

                                      Thirteen Weeks Ended  Thirteen Weeks Ended
                                       Jan 25,   Jan 27,      Jan 25,   Jan 27,
                                        1997       1996        1997       1996

       (In thousands, except per share amounts)



AVERAGE SHARES OUTSTANDING

  1  Average shares outstanding           10,754   10,754       10,754   10,754
  2  Net additional shares outstanding
      assuming exercise of stock options     -        -            -         74
  3  Average number of common shares
      outstanding                         10,754   10,754       10,754   10,828

EARNINGS (LOSSES)

  4  Loss from continuing
      operations                         $(1,223) $(2,348)      (1,223)  $2,348)

  5  Net loss                            $(1,223) $(2,316)     $(1,223) $(2,316)

PER SHARE AMOUNTS

     Loss from continuing
      operations (line 4 / line 3)       $ (.11)  $ (.22)      $ (.11)  $  (.22)
                                                                            (a)
     Net loss
      (line 5 / line 3)                  $ (.11)  $ (.22)      $ (.11)  $  (.22)



  NOTE 1 - In all years, earnings per share was calculated using the treasury stock method.

  (a) Amount is anti-dilutive; accordingly, primary earningsper share is disclosed for reporting purposes in accordance with generally accepted accounting principles.